Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allegheny Technologies Incorporated 2007 Incentive Plan, as amended and restated, of our reports dated February 27, 2012, with respect to the consolidated financial statements of Allegheny Technologies Incorporated and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 17, 2012